As filed with the Securities and Exchange Commission on November 18, 2019

Registration Statement No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bridgeline Digital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2263942
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
  100 Summit Drive
Burlington, MA 01803
(Address of principal executive offices)
—————————
Bridgeline Digital, Inc. 2016 Stock Incentive Plan, as Amended
(Full title of the plan)
—————————
Mark G. Downey
Chief Financial Officer
100 Summit Drive
Burlington, MA 01803
(781) 376-5555
(Name, address, and telephone number of agent for service)

Copies of all communications to:
Jessica R. Sudweeks, Esq.
Disclosure Law Group, a Professional Corporation
655 W. Broadway, Suite 870
San Diego, California 92101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.001 par value	790,000	$1.39	$1,098,100	$142.54

Total	790,000			$142.53
———————

(1)
Shares available for issuance under our 2016 Stock Award Plan, as amended (the “Plan ”), were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on August 17, 2016 (Registration No. 333-213185). This Registration Statement on Form S-8 is being filed to register an additional 790,000 shares of our common stock, par value $0.001 per share (“Common Stock”), underlying options that may be issued or are currently outstanding under the Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transaction

(2)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Plan. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act, using the average of the high and low sales price as reported on the Nasdaq Capital Market on November 14, 2019.

EXPLANATORY NOTE

Bridgeline Digital, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 790,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2016 Stock Incentive Plan, as amended (the “Plan”). The Plan provides for the grant of incentive stock options, non-qualified stock options, shares of our Common Stock, restricted shares of Common Stock, restricted stock units, stock appreciation rights, dividend equivalent rights and other stock-based awards (collectively, “Awards”). Awards, other than incentive stock options, may be granted to the Company’s officers, directors, employees and outside consultants and advisors. The Company previously registered shares available for issuance under the Plan on a registration statement on Form S-8 filed with the SEC on August 17, 2016 (Registration No. 333-213185) (the “Prior Registration Statement”).

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement relating to the Plan, and all periodic reports filed by the Company after the Prior Registration Statement to maintain current information about the Company are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. EXHIBITS.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit		Incorporated by Reference			Filed
No.	Exhibit	Form	Filing Date	Exhibit No.	Herewith
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated May 1, 2019	8-K	May 1, 2019	3.1
3.2	Certificate of Designations of the Series A Convertible Preferred Stock, dated October 28, 2014	8-K	November 4, 2014	3.1
3.3	Certificate of Designations of the Series B Convertible Preferred Stock, dated October 16, 2018	8-K	October 19, 2018	3.1
4.1	Specimen Common Stock Certificate (File No. 333-139298)	SB-2/A	June 21, 2007	4.1
4.2	Form of Warrant, dated October 16, 2018	8-K	October 19, 2018	4.1
5.1*	Legal Opinion of Disclosure Law Group, a Professional Corporation.				X
23.1*	Consent of Independent Registered Public Accounting Firm – Marcum, LLP.				X
23.2	Consent of Disclosure Law Group, a Professional Corporation. (included in Exhibit 5.1)				X
24.1	Power of Attorney, dated August 17, 2016	S-8	August 17, 2016		X

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts, on this 18th day of November 2019.

Bridgeline Digital, Inc.

By:	/s/ Mark G. Downey
Mark G. Downey Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 18, 2019.

Signature	Title	Date

/s/ Roger Kahn	President and Chief Executive	November 18, 2019
Roger Kahn	Officer, Director (Principal Executive Officer)
/s/ Mark G. Downey	Chief Financial Officer	November 18, 2019
Mark G. Downey	and Treasurer (Principal Financial Officer)

/s/*	Director	November 18, 2019
Kenneth Galaznik

/s/ *	Director	November 18, 2019
Joni Kahn

/s/ *	Director	November 18, 2019
Roger Kahn

/s/ *	Director	November 18, 2019
Scott Landers

/s/ *	Director	November 18, 2019
Michael Taglich

*	/s/ Roger Kahn
Attorney-in-fact